UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2004

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview, Suite 1000, Englewood, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 796-2850

Check the appropriated box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As explained in Item 5.02 below, on December 21, 2004, CSG Systems International, Inc. (“CSG”) announced that Neal C. Hansen, Chairman and Chief Executive Officer, plans to retire from CSG on June 30, 2005. In conjunction with Mr. Hansen’s planned retirement, CSG and Mr. Hansen entered into the Fifth Amendment to Employment Agreement with Neal C. Hansen, dated December 20, 2004 (the “Fifth Amendment”). A brief description of the material terms and conditions of the Fifth Amendment is as follows:

•	Effective June 30, 2005, Mr. Hansen will: (i) resign as Chairman of the Board and Chief Executive Officer of CSG and CSG Systems, Inc. (a subsidiary of CSG); (ii) resign as an officer of any CSG subsidiary for which he serves in such capacity; and (iii) retire from employment with CSG.

•	Mr. Hansen will continue to serve as a member of CSG’s Board of Directors for the remainder of his current term which is scheduled to expire at the 2006 annual meeting of stockholders.

•	Mr. Hansen will continue to draw his base salary until his retirement date of June 30, 2005, but will not receive any amounts under his incentive bonus program for 2005.

•	The post-termination consulting services provision, originally included in the Fourth Amendment to Employment Agreement with Neal C. Hansen, dated November 15, 2002 (the “Fourth Amendment”), was modified in the Fifth Amendment as follows:

•	Previously under the Fourth Amendment, Mr. Hansen was required to provide up to 20 hours per month (at the discretion of CSG) of post-termination consulting services for a period of ten years. In return for such services, Mr. Hansen was entitled to use CSG’s aircraft at CSG’s expense (not to exceed 40,000 miles annually), and was entitled to the use of office space at CSG’s expense (not to exceed $40,000 annually). CSG was also required to reimburse Mr. Hansen on a “gross up” basis for any personal income taxes he was subject to as a result of his use of the aircraft and office space.

•	Under the Fifth Amendment, Mr. Hansen is now required to provide up to 20 hours per month (at the discretion of CSG) of post-termination consulting services for a period of 18 months from July 1, 2005 through December 31, 2006. The right to use CSG’s aircraft and office space, and related personal income tax reimbursements previously provided under the Fourth Amendment, as discussed above, were eliminated in their entirety in the Fifth Amendment.

•	The period of time in which Mr. Hansen will be precluded from soliciting CSG employees for employment outside CSG, and competing against CSG, was increased from one year (as originally outlined in the Fourth Amendment) to two years from the date of his retirement.

•	As consideration for the above, and for the services to be provided under the Fifth Amendment, Mr. Hansen will receive a severance payment of $1.5 million and additional cash payments of approximately $8.1 million, which are scheduled to be paid as follows: (i) $5.6 million on January 2, 2006; and (ii) two equal installments of $2.0 million each on July 1, 2006 and January 2, 2007. Mr. Hansen is required to be employed by CSG up until his retirement date of June 30, 2005, unless he is terminated without cause, to be entitled to these cash payments.

A copy of the Fifth Amendment to Employment Agreement with Neal C. Hansen, dated December 20, 2004, is attached hereto as Exhibit 10.14E and hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On December 21, 2004, CSG announced that Neal Hansen, Chairman of the Board and Chief Executive Officer, plans to retire on June 30, 2005. Mr. Hansen will continue to serve on the Board of Directors and will serve as an independent consultant to CSG after his retirement. A copy of CSG’s press release regarding Mr. Hansen’s retirement is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Pursuant to the terms and conditions of Mr. Hansen’s existing restricted stock agreements with CSG, upon Mr. Hansen’s retirement on June 30, 2005, Mr. Hansen will become fully vested in approximately 285,000 shares of restricted stock previously granted to him by CSG. Absent Mr. Hansen’s retirement, these shares were scheduled to vest in 2006 and 2007.

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Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.14E	Fifth Amendment to Employment Agreement with Neal C. Hansen, dated December 20, 2004

99.1	Press release dated December 21, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2004

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy Wiese
Randy Wiese, Principal
Accounting Officer

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CSG Systems International, Inc.

Form 8-K

Exhibit Index

10.14E	Fifth Amendment to Employment Agreement with Neal C. Hansen, dated December 20, 2004

99.1	Press release dated December 21, 2004

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